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                                                               EXHIBIT(a)(5)(iv)

                     [ABN-AMRO ASSET MANAGEMENT LETTERHEAD]

To Participants in the CAC 401(k) Profit Sharing Plan and Trust:

     ABN AMRO Trust Services Company ("ABN AMRO") is the Trustee of the Credit Acceptance Corporation 401(k) Profit Sharing Plan and Trust (the "Plan").

     Enclosed with this letter is an Offer to Purchase by Credit Acceptance Corporation ("CAC") of up to 3 million shares of its common stock, and documents related thereto. This tender offer will affect participants holding units of the CAC Stock Fund in the Plan as of the close of business on Thursday, September 9, 2004, the scheduled expiration date of the tender offer. The details of the tender offer are explained in the enclosed documents.

     THE INFORMATION IN THE ENCLOSED TENDER OFFER DOCUMENTS IS SENT TO YOU FOR YOUR INFORMATION ONLY. NO ACTION ON YOUR PART IS REQUIRED REGARDING THE OFFER TO TENDER SHARES HELD IN THE CAC STOCK FUND. On September 9, 2004, ABN AMRO will determine, based on the closing price of CAC's common stock on the previous day, whether it is in the best interests of Plan participants who hold units of the CAC Stock Fund on that date, to tender or not tender shares held in the Stock Fund. ABN AMRO will determine that it is in the best interests of Plan participants to tender the shares if the publicly available closing price of CAC's common stock on September 8, 2004 at 4:00 p.m. New York City time is less than a price at which ABN AMRO may elect to tender the shares, based on the terms as set forth in the enclosed documents.

     If ABN AMRO determines that a tender is in the best interests of Plan Participants, ALL shares of CAC stock held in the Stock Fund will be tendered. ABN AMRO will tender the shares at the lowest incremental tender price that is greater than the September 8, 2004 closing price. If ABN AMRO tenders the shares, the tender offer will be subject to the terms of the enclosed documents. If ABN AMRO determines that a tender is not in the best interests of Plan participants, no shares of CAC stock held in the Stock Fund will be tendered.

     As a participant in the Plan, you may continue to trade in or out of the CAC Stock Fund during the tender offer period, but YOU WILL NOT HAVE THE OPPORTUNITY TO DIRECT SHARES HELD IN THE CAC STOCK FUND TO BE TENDERED IN THE OFFER.

                                          ABN AMRO TRUST SERVICES COMPANY,
                                          Trustee